Exhibit 99.1

March 13, 2002

FOR IMMEDIATE RELEASE

For further information contact:

Pam Boone
Vice President Finance, CFO
636-733-1600

MAVERICK TUBE CORPORATION

Announces Pricing of Two Million Share Offering

         St. Louis, March 13, 2002 – Maverick Tube Corporation (NYSE:MVK), a leading North American producer of tubular steel products used in energy and industrial applications, today announced the pricing of a follow-on offering of two million shares of common stock sold through Raymond James & Associates, Inc. as sole underwriter. This offering will be made under Maverick’s shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission.

        The net proceeds from the offering will be approximately $26.4 million, and will be used to fund a portion of the cash purchase price for Maverick’s proposed acquisition of Precision Tube Holding Company, which is expected to close on or before March 31, 2002. The balance of the cash purchase price for Precision will be financed through a new bank agreement that will be put in place at closing.

        This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which offer, solicitation or sale would be unlawful prior to registration or qualification under the security laws of any such state.

        Information included in this release contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risk and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to Maverick’s various filings with the Securities and Exchange Commission, including the prospectus supplement and accompanying prospectus filed today relating to the offering.